Exhibit 99.1

Teladoc Announces Second Quarter 2016 Results

Second quarter revenue of $26.5 million increased 45%, membership of 15.4 million increased 34%,

visits of 199,106 increased 59% year- over-year

LEWISVILLE, Texas (August 3, 2016) — Teladoc, Inc. (NYSE: TDOC), the first and largest telehealth platform in the United States, today announced results for its second quarter ended June 30, 2016.

“During the second quarter, we saw continued momentum across numerous dimensions of our business,” Jason Gorevic, chief executive officer of Teladoc, commented. “Visits exceeded our expectations, and for the 14th consecutive quarter, visit growth outpaced our membership growth, reinforcing our increasing utilization trends. Additionally, we are making  progress toward our goal of EBITDA breakeven by the end of 2017, as we saw a $1.4 million sequential reduction in our second-quarter loss.”

Mr. Gorevic continued, “In spite of these positive trends in our business, we did not achieve our revenue expectations for the second quarter. A significant increase in the cost of advertising in our direct-to-consumer segment led to fewer ads placed, and therefore less revenue.  In addition, two large, new clients that were forecasted to be implemented in the second half of 2016 delayed their launch dates to the start of 2017.  Thus, we have adjusted our outlook for the remainder of the year.”

Financial Performance for the Three Months Ended June 30, 2016

All comparisons, unless otherwise noted, are to the quarter ended June 30, 2015.

•

Total revenue was $26.5 million, an increase of 45%. Revenue from subscription access fees and visit fees was $21.5 million and $5.0 million, respectively, compared to $15.1 million and $3.2 million, respectively, an increase of 42% and 57%, respectively.

•	Total visits were 199,106, compared to 125,322, an increase of 59%.
•	Paid visits as a percentage of total visits remained at 64% for both periods.
•	Gross margin was consistent for both periods at 74%.
•	Net loss was $14.9 million, compared to a net loss of $17.1 million.
•	Net loss per basic and diluted share was $0.38, compared to a net loss per share of $7.20.
•	EBITDA was a loss of $12.9 million, compared to a loss of $15.3 million.
•	Adjusted EBITDA was a loss of $10.5 million, compared to a loss of $14.4 million.

A reconciliation of GAAP to non-GAAP results has been provided in this press release in the accompanying tables. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures”.

Business Outlook

Third Quarter 2016 Guidance: Revenue for the company’s third quarter 2016 is expected to be in the range of $32 million to $33 million. EBITDA is expected to be in the range of a loss of $12 million to a loss of $13 million. Adjusted EBITDA is expected to be in the range of a loss of $9 million to a loss of $10 million. Membership is expected to total approximately 16.5 million to 17.0 million at September 30, 2016. Total visits are projected to be between 205,000 and 215,000. Third quarter net loss per share, based on 45.7 million weighted average shares outstanding, of between $(0.35) and $(0.38) is projected.

Full Year 2016 Guidance: Revenue for the company’s full year 2016 is expected to be in the range of $121 million to $124 million. EBITDA is expected to be in the range of a loss of $48 million to a loss of $50 million. Adjusted EBITDA is expected to be in the range of a loss of $41 million to a loss of $43 million. Membership is expected to total approximately 17.0 million to 17.5 million at December 31, 2016. Total visits for the full year are projected to be between 915,000 and 945,000. The 2016 net loss per share, based on 42.2 million weighted average shares outstanding, is expected to be between $(1.47) and $(1.52).

Quarterly Conference Call

Stockholders and interested participants may listen to a live broadcast of the conference call by dialing 877-201-0168 or 647-788-4901 for international callers, and referencing participant code 46193070 approximately 15 minutes prior to the call. A live webcast of the conference call will be available on the investor relations section of the company’s web site and an audio file of the call will also be archived for 90 days at ir.teladoc.com. After the conference call, a replay will be available until August 17, 2016 and can be accessed by dialing 855-859-2056 or 404-537-3406 for international callers, and referencing participant code 46193070.

About Teladoc

Teladoc, Inc. (NYSE:TDOC) is the nation’s leading provider of telehealth services and a pioneering force in bringing the virtual care visit into the mainstream of today’s health care ecosystem. Serving some 6,000 clients — including health plans, health systems, employers and other organizations — more than 15 million members can use phone, mobile devices and secure online video to connect within minutes to Teladoc’s network of more than 3,000 board-certified, state-licensed physicians and behavioral health specialists, 24/7. With national coverage and a robust, scalable platform and a Lewisville, Texas-based member services center staffed by 400 employees, Teladoc offers the industry’s most comprehensive and complete telehealth solution including primary care, behavioral health care, dermatology, tobacco cessation and more. For additional information, please visit www.teladoc.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “believe,” “project,” “estimate,” “expect,” “may,” “should,” “will” and similar references to future periods. Examples of forward-looking statements include, among others, statements we make regarding future revenues, future earnings, future numbers of members or clients, litigation outcomes, regulatory developments, market developments, new products and growth strategies, and the effects of any of the foregoing on our future results of operations or financial conditions.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: (i) changes in laws and regulations applicable to our business model; (ii) changes in market conditions and receptivity to our services and offerings; (iii) results of litigation; (iv) the loss of one or more key clients; and (v) changes to our abilities to recruit and retain qualified providers into our network.  Additional relevant risks that may affect our results are described in certain of our filings with the Securities and Exchange Commission.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Investor Contact:
Bob East, 443-213-0500
Westwicke Partners

teladoc@westwicke.com

Media Contact:

Patty Sullivan, 469-294-5096

Teladoc, Inc.

psullivan@teladoc.com

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data, unaudited)

	June 30,	December 31,
	2016	2015

Assets
Current assets:
Cash and cash equivalents	$55,781	$55,066
Short-term investments	56,698	82,282
Accounts receivable, net of allowance of $3,086 and $1,812, respectively	13,209	12,134
Prepaid expenses and other current assets	1,661	2,096
Total current assets	127,349	151,578
Property and equipment, net	6,100	6,259
Goodwill	56,342	56,342
Intangible assets, net	13,794	15,265
Other assets	305	293
Total assets	$203,890	$229,737
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$506	$2,213
Accrued expenses and other current liabilities	6,608	8,197
Accrued compensation	4,631	6,326
Long-term bank and other debt-current portion	4,250	1,250
Total current liabilities	15,995	17,986
Other liabilities	7,441	6,775
Deferred taxes	1,357	1,185
Long term bank and other debt, net	27,137	25,227
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value; 75,000,000 shares authorized as of June 30, 2016 and December 31, 2015; 38,744,118 shares and 38,524,922 shares issued and outstanding as of June 30, 2016 and December 31, 2015, respectively	39	38
Additional paid-in capital	312,589	309,078
Accumulated deficit	(160,693)	(130,510)
Accumulated other comprehensive income (loss)	25	(42)
Total stockholders’ equity	151,960	178,564
Total liabilities and stockholders’ equity	$203,890	$229,737

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data, unaudited)

	Quarters Ended June 30,		Year Ended June 30,
	2016	2015	2016	2015
Revenue	$26,488	$18,283	$53,376	$34,771
Cost of revenue	6,891	4,793	14,834	10,074
Gross profit	19,597	13,490	38,542	24,697
Operating expenses:
Advertising and marketing	7,804	4,730	15,854	9,071
Sales	5,860	4,397	11,130	8,079
Technology and development	4,829	3,203	10,054	6,109
Legal	1,666	5,332	2,788	6,817
Regulatory	772	733	1,620	1,010
General and administrative	11,570	10,423	23,207	20,629
Depreciation and amortization	1,558	923	3,066	1,826
Loss from operations	(14,462)	(16,251)	(29,177)	(28,844)
Interest income (expense), net	(407)	(642)	(834)	(1,210)
Net loss before taxes	(14,869)	(16,893)	(30,011)	(30,054)
Income tax (provision) benefit	(10)	(171)	(172)	287
Net loss	$(14,879)	$(17,064)	$(30,183)	$(29,767)
Net loss per share, basic and diluted	$(0.38)	$(7.20)	$(0.78)	$(13.13)

Weighted-average shares used to compute basic and diluted net loss per share	38,717,186	2,370,113	38,650,765	2,266,959

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands, unaudited)

	Six Months Ended June 30,
	2016	2015
Cash flows used in operating activities:
Net loss	$(30,183)	$(29,767)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,066	1,826
Allowance for doubtful accounts	1,429	958
Stock-based compensation	2,922	1,378
Deferred income taxes	172	(287)
Accretion of interest	175	81
Changes in operating assets and liabilities:
Accounts receivable	(2,504)	(2,639)
Prepaid expenses and other current assets	435	(105)
Other assets	(12)	32
Accounts payable	(1,707)	3,748
Accrued expenses and other current liabilities	(1,589)	4,066
Accrued compensation	(1,695)	1,648
Other liabilities	616	1,466
Net cash used in operating activities	(28,875)	(17,595)
Cash flows provided by (used in) investing activities:
Purchase of property and equipment	(778)	(3,466)
Purchase of internal software	(658)	(849)
Purchase of marketable securities	(44,188)	—
Proceeds from the liquidation/maturity of marketable securities	69,749	—
Acquisition of business, net of cash acquired	—	(13,545)
Net cash provided by (used in) investing activities	24,125	(17,860)
Cash flows from financing activities:
Net proceeds from the exercise of stock options	590	261
Payment of deferred offering costs	—	(2,411)
Proceeds from borrowing under bank and other debt	5,500	6,800
Repayment of bank loan	(625)	(208)
Net cash provided by financing activities	5,465	4,442
Net increase (decrease) in cash and cash equivalents	715	(31,013)
Cash and cash equivalents at beginning of the period	55,066	46,436
Cash and cash equivalents at end of the period	$55,781	$15,423
Interest paid	$1,050	$920

EBITDA and Adjusted EBITDA Reconciliation

(In thousands, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Net loss	$(14,879)	$(17,064)	$(30,183)	$(29,767)
Add (deduct):
Interest (income) expense, net	407	642	834	1,210
Income tax provision (benefit)	10	171	172	(287)
Depreciation expense	490	215	936	429
Amortization expense	1,068	708	2,130	1,397
EBITDA(1)	(12,904)	(15,328)	(26,111)	(27,018)
Stock-based compensation	1,634	567	2,922	1,378
Transaction related costs	763	362	763	535
Adjusted EBITDA(2)	$(10,507)	$(14,399)	$(22,426)	$(25,105)

(1)	EBITDA

EBITDA consists of net loss before interest, taxes, depreciation and amortization.

(2)	Adjusted EBITDA

To supplement our financial information presented in accordance with generally accepted accounting principles in the United States, or U.S. GAAP, we use Adjusted EBITDA, a non-U.S. GAAP financial measure. We believe that the presentation of this financial measure enhances an investor’s understanding of our financial performance. We further believe that this financial measure is a useful financial metric to assess our operating performance from period-to-period by excluding certain items that we believe are not representative of our core business. We use certain financial measures for business planning purposes and in measuring our performance relative to that of our competitors. Accordingly, we utilize Adjusted EBITDA as the primary measure of our performance.

Adjusted EBITDA consists of net loss before interest, taxes, depreciation, amortization, stock-based compensation and transaction costs related to mergers and acquistions. We believe that making such adjustment provides investors meaningful information to understand our results of operations and the ability to analyze financial and business trends on a period-to-period basis.

We believe this financial measure is commonly used by investors to evaluate our performance. However, our use of the term Adjusted EBITDA may vary from that of others in our industry. Adjusted EBITDA should not be considered as an alternative to net loss before taxes, net loss, loss per share or any other performance measures derived in accordance with U.S. GAAP as measures of performance.

Adjusted EBITDA has an important limitation as an analytical tool and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Some of these limitations are:

Adjusted EBITDA:

•	does not reflect the significant interest expense on our debt; and
•	does not reflect the significant non cash stock compensation expense which should be viewed as a component of recurring operating costs; and
•	does not reflect the significant transaction costs related to mergers and acquisitions; and
•	eliminates the impact of income taxes on our results of operations; and
•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any expenditures for such replacements; and

•	other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting the usefulness of Adjusted EBITDA as comparative measures.

We compensate for these limitations by using Adjusted EBITDA along with other comparative tools, together with U.S. GAAP measurements, to assist in the evaluation of operating performance. Such U.S. GAAP measurements include gross profit, net loss, net loss per share and other performance measures.

In evaluating these financial measures, you should be aware that in the future we may incur expenses similar to those eliminated in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.